Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2015, relating to the financial statements and financial highlights which appears in the October 31, 2015Annual Report to Shareholders of HSBC Portfolios, which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2016